51-102F3
MATERIAL CHANGE REPORT

Item 1 Name and Address of Company

Aduro Clean Technologies Inc. (the "Company" or "Aduro")
542 Newbold St.
London, ON N6E 2S5

Item 2 Date of Material Change

August 16, 2024 and August 20, 2024

Item 3 News Release

The news release dated August 16, 2024 was disseminated via GlobeNewswire.

Item 4 Summary of Material Change

Aduro consolidated the common shares of the Company (each, a "Share") on the basis of one (1) post-consolidation Share for three and one quarter (3.25) pre-consolidation Shares (the "Consolidation"). The Consolidation became effective at the opening of the market on August 20, 2024. The Company's trading symbol, "ACT", remains the same following the Consolidation. The new CUSIP number of the Shares is 007408206.

Prior to the Consolidation, a total of 88,316,467 Shares were issued and outstanding. Accordingly, upon the Consolidation becoming effective, a total of 27,174,361 Shares were issued and outstanding. There is no maximum number of authorized Shares. Computershare Investor Services Inc. will mail out a Letter of Transmittal to the shareholders of record on August 20, 2024, providing instructions on exchanging pre-Consolidation share certificates for post-Consolidation share certificates. Shareholders are encouraged to send their share certificates, together with their Letter of Transmittal, to Computershare Investor Services Inc. in accordance with the instructions in the Letter of Transmittal.

The Company's Class B Special Warrants were automatically converted into Shares for no additional consideration upon the achievement of the Second Milestone in the Securities Exchange Agreement between the Company and Aduro Energy Inc. dated October 22, 2020, as amended. As a result of the conversion, the Company issued an aggregate of 4,102,563 post-Consolidation Shares.

Item 5 Full Description of Material Change

The material change is fully described in Item 4 above and in the attached news release which has been filed on SEDAR+.

Item 6 Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

N/A

Item 7 Omitted Information

None

Item 8 Executive Officer

Ofer Vicus, Chief Executive Officer
Telephone: 604-362-7011

Item 9 Date of Report

August 20, 2024